EXHIBIT 19

ACCELERATE DIAGNOSTICS, INC. INSIDER TRADING POLICY

This Insider Trading Policy (“Policy”) provides the standards of Accelerate Diagnostics, Inc. (“Accelerate”) on trading and causing the trading of Accelerate’s securities or securities of other publicly traded companies while in possession of confidential information. This Policy prohibits trading in certain circumstances and applies to all directors, officers and employees (“Team Members”) of Accelerate, except that Sections 6, 7(a) and 7(b) apply only to the directors and executive officers of Accelerate who file reports under Section 16 of the Securities Exchange Act of 1934 (“Section 16 Officers and Directors”).
One of the principal purposes of the federal securities laws is to prohibit so-called “insider trading.” Simply stated, insider trading occurs when a person uses material non-public information obtained through involvement with Accelerate to make decisions to purchase, sell, give away or otherwise trade Accelerate’s securities or to provide that information to others outside Accelerate. The prohibitions against insider trading apply to trades, tips and recommendations by virtually any person, including all persons associated with Accelerate, if the information involved is “material” and “non-public.” These terms are defined in this Policy under Section 3 below. The prohibitions would apply to any Team Member who buys or sells Accelerate stock on the basis of material non-public information that he or she obtained about Accelerate, its customers, suppliers, or other companies with which Accelerate has contractual relationships or may be negotiating transactions.

1. Applicability

This Policy applies to all transactions in Accelerate’s securities, including common stock, options (to the extent not expressly allowed pursuant to the next sentence) and any other securities that Accelerate may issue, such as preferred stock, notes, bonds and convertible securities, as well as to derivative securities relating to any of Accelerate’s securities, whether or not issued by Accelerate. This Policy does not apply to cash exercises of Accelerate stock options, provided that the sale of any underlying shares of Accelerate common stock received upon such exercise are subject to this Policy.

This Policy applies to all Accelerate Team Members unless otherwise noted.

2. General Policy: No Trading or Causing Trading While in Possession of Material Non-public Information

(a) No Team Member may purchase or sell any Accelerate security, whether or not issued by Accelerate, while in possession of material non-public information about Accelerate. (The terms “material” and “non-public” are defined in Section 3(a) and (b) below.)

(b) No Team Member who knows of any material non-public information about Accelerate may communicate that information to any other person, including family and friends.

(c) In addition, no Team Member may purchase or sell any security of any other company, whether or not issued by Accelerate, while in possession of material non-public information about that company that was obtained in the course of his or her involvement with Accelerate. No Team Member who knows of any such material non-public information may communicate that information to any other person, including family and friends.

(d) For compliance purposes, Team Members should never trade, tip or recommend securities (or otherwise cause the purchase or sale of securities) while in possession of information that they have reason to believe is material and non-public.

(e) Section 16 Officers and Directors must “pre-clear” all trading in securities of Accelerate with the Compliance Committee (which is defined in Section 3(c) below) in accordance with the procedures set forth in Section 6 below. Team Members may, but are not required to, “pre-clear” trading in securities of Accelerate.

3. Definitions

(a) Materiality. Insider trading restrictions come into play only if the information a Team Member possesses is “material.” Materiality, however, involves a relatively low threshold. Information is generally regarded as “material” if it has market significance, that is, if its public dissemination is likely to affect the market price of securities, or if it otherwise is information that a reasonable investor would want to know before making an investment decision.

Information dealing with the following subjects is reasonably likely to be found material in particular situations:

(i) significant changes in Accelerate’s prospects;

(ii) information regarding the likelihood of Accelerate products or services obtaining regulatory approval for sale in the marketplace;

(iii) significant write-downs in assets or increases in reserves;

(iv) developments regarding significant litigation or government agency investigations;

(v) liquidity problems;

(vi) changes in earnings estimates or unusual gains or losses in major operations;

(vii) major changes in management;

(viii) changes in dividends;

(ix) extraordinary borrowings;

(x) award or loss of a significant contract;

(xi) changes in debt ratings;

(xii) proposals, plans or agreements, even if preliminary in nature, involving mergers, acquisitions, divestitures, recapitalizations, strategic alliances, licensing arrangements, or purchases or sales of substantial assets;

(xiii) public offerings; and

(xiv) pending statistical reports (such as consumer price index, money supply and retail figures or interest rate developments).

Material information is not limited to historical facts but may also include projections and forecasts. With respect to a future event, such as a merger, acquisition or introduction of a new product, the point at which negotiations or product development are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on a company’s operations or stock price should it occur. Thus, information concerning an event that would have a large effect on stock price, such as a merger, may be material even if the possibility that the event will occur is relatively small. When in doubt about whether particular non-public information is material, presume it is material. Any Team Member who is unsure whether information is material should consult a member of the Compliance Committee before making any decision to disclose such information (other than to persons who need to know it) or to trade in or recommend securities to which that information relates.

(b) Non-public Information. Insider trading prohibitions come into play only when a Team Member possesses information that is material and “non-public.” The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To be “public” the information must have been disseminated in a manner designed to reach investors generally, and the investors must be given the opportunity to absorb the information. Even after public disclosure of information about Accelerate, Team Members must wait until the close of business on the first full trading day after the date that the information was publicly disclosed before they may treat the information as public.

Non-public information may include:

(i) information available to a select group of analysts or brokers or institutional investors;

(ii) undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; and

(iii) information that has been entrusted to Accelerate on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information.

As with questions of materiality, any Team Member who is unsure of whether information is considered public should either consult with a member of the Compliance Committee or assume that the information is “non-public” and treat it as confidential.

(c) Compliance Committee. From time to time, the Board of Directors of Accelerate shall designate members of a compliance committee for this Policy (such committee, as appointed by the Board of Directors of Accelerate, the “Compliance Committee”). The Compliance Committee shall consist of not less than 2, nor more than 5, persons, the exact number of which shall be determined from time to time by the Board of Directors of Accelerate. The duties of the Compliance Committee include, but are not limited to, the following:

(i) assisting with implementation of this Policy;

(ii) circulating this Policy to all employees and ensuring that this Policy is amended as necessary to remain up-to-date with insider trading laws;

(iii) pre-clearing all trading in securities of Accelerate by Section 16 Directors and Officers and any other Team Members in accordance with the procedures set forth in Section 6 below. In addition, transactions by any Section 16 Directors and Officers require a supplemental pre-clearance by the Company’s CFO (or, for trades by the CFO, by the Company’s CEO) and pre-notification to the Company’s CEO and Chairman; and

(iv) providing approval of any transactions under Section 7 below.

If the Compliance Committee deems it appropriate, it shall consult with the Company’s outside counsel prior to approving any matter over which it has authority under this Policy. In conducting its due diligence investigation of the matter, the Company’s outside counsel may conduct an interview with an applicable employee and follow up investigations before providing advice to the Compliance Committee. Under all circumstances, employees will be advised that such outside counsel represents the Company only, and not the employee, and any advice such outside counsel issues shall be rendered only to and for the benefit of the Company and not the employee.

4. Blackout Periods

All designated Team Members, including their spouses, minor children, other persons living in their households and entities over which they exercise control, are prohibited from trading in Accelerate’s securities during blackout periods. For the avoidance of doubt, cash exercises of Accelerate stock options are not subject to the blackout period, provided that the sale of any underlying shares of Accelerate common stock received upon such exercise are subject to the blackout period.

(a) Quarterly Blackout Periods. The following categories of Team Members are subject to Accelerate’s Quarterly Blackout Period: directors, small team members, finance and accounting personnel with access to Accelerate’s consolidated financial statements, and sales management personnel with access to the Accelerate’s U.S. or global sales forecast (collectively, the “Quarterly Blackout Group”). Trading in Accelerate’s securities by anyone in the Quarterly Blackout Group is prohibited during the period beginning at the close of the market on the seventh calendar day prior to the end of each fiscal quarter and ending at the close of business on the first full trading day following the date Accelerate’s quarterly or annual financial results are publicly disclosed for the prior fiscal period in compliance with Securities and Exchange Commission’s (“SEC”) Regulation FD (Fair Disclosure Rule). During these periods, Quarterly Blackout Group members generally possess or are presumed to possess material non-public information about Accelerate’s financial results, and therefore may not trade Accelerate’s securities during such periods to reduce the risk of insider trading. For purposes of this Policy, “business day” means any day on which the SEC is open for business.

(b) Other Blackout Periods. From time to time, other types of material non-public information regarding Accelerate (such as negotiation of mergers, acquisitions or dispositions or new product developments) may be pending and not be publicly disclosed. While such material non-public information is pending, Accelerate may impose special blackout periods during which designated Team Members are prohibited from trading in Accelerate’s securities. If Accelerate imposes a special blackout period, it will notify the Team Members affected.

(c) Exceptions. These trading restrictions do not apply in the case of the following transactions, except as specifically noted:

(i) Transactions conducted under a pre-existing written plan, contract, instruction, or arrangement under Rule 10b5-1 (an “Approved 10b5-1 Plan”) that:

(1) has been reviewed and approved at least one month in advance of any trades thereunder by unanimous approval of the Compliance Committee (or, if revised or amended, such revisions or amendments have been reviewed and approved by unanimous approval of the Compliance Committee at least one month in advance of any subsequent trades);

(2) was entered into in good faith by the Team Member at a time when the Team Member was not in possession of material non-public information about Accelerate; and

(3) gives a third party the discretionary authority to execute such purchases and sales, outside the control of the Team Member, so long as such third party does not possess any material non-public information about Accelerate; or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions.

(ii) Purchases of Accelerate’s common stock through Accelerate’s employee stock purchase plan (the “ESPP”) resulting from a Team Member’s periodic or lump sum contribution of money to the ESPP pursuant to the election such Team Member made at the time of their enrollment in the ESPP. This Policy does apply, however, to a Team Member’s initial election to participate in the ESPP, changes to a Team Member’s election to participate in the ESPP for any enrollment period, and to a Team Member’s sales of Accelerate’s common stock purchased pursuant to the ESPP.

(iii) Transactions unanimously approved in advance in writing by the Compliance Committee.

5. Trading Window

Team Members are permitted to trade in Accelerate’s securities (including by conducting a cashless exercise of stock options) when no blackout period is in effect. Generally this means that Team Members can trade during the period beginning at the close of business on the first full trading day following the date Accelerate’s financial results are publicly disclosed in compliance with Regulation FD and ending at the close of the market on the seventh calendar day prior to the end of each fiscal quarter. However, even during this trading window, a Team Member who is in possession of any material non-public information should not trade in Accelerate’s securities until the information has been made publicly available or is no longer material. In addition, Accelerate may close this trading window if a special blackout period under Section 4(b) above is imposed and will re-open the trading window once the special blackout period has ended.

6. Pre-clearance of Securities Transactions

(a) Because Section 16 Officers and Directors are likely to obtain material non-public information on a regular basis, Accelerate requires all such persons to refrain from trading, even during a trading window under Section 5 above, without first pre-clearing all transactions in Accelerate’s securities. All other Team Members may, but are not required to, request pre- clearance of transactions in Accelerate’s securities pursuant to the procedures in this Section 6.

(b) Subject to the exemption in subsection (d) below, no Section 16 Officer and Director may, directly or indirectly, purchase or sell (or otherwise make any transfer, gift, pledge or loan of) any Accelerate security at any time without first obtaining prior unanimous approval from the Compliance Committee. These procedures also apply to transactions by such person’s spouse, other persons living in such person’s household and minor children and to transactions by entities over which such person exercises control.

(c) The Compliance Committee shall record the date each request is received and the date and time each request is approved or disapproved. Unless revoked, a grant of permission will normally remain valid until the close of trading seven calendar days following the day on which it was granted. If the transaction does not occur during the seven-day period, pre- clearance of the transaction must be re-requested.

(d) Pre-clearance is not required for purchases and sales of securities under an Approved 10b5-1 Plan. With respect to any purchase or sale under an Approved 10b5-1 Plan, the third party effecting transactions on behalf of the Section 16 Officer and Director should be instructed to send duplicate confirmations of all such transactions to the Compliance Committee.

(e) Pre-clearance is not required for sales of restricted stock on the open market by a Team Member’s broker at the direction of such Team Member for the satisfaction of tax withholding requirements upon issuance by the Company during a trading window of fully vested restricted stock.

7. Prohibited Transactions

(a) Section 16 Officers and Directors are prohibited from trading in Accelerate’s equity securities during a blackout period imposed under an “individual account” retirement or pension plan of Accelerate, during which at least 50% of the plan participants are unable to purchase, sell or otherwise acquire or transfer an interest in equity securities of Accelerate, due to a temporary suspension of trading by Accelerate or the plan fiduciary.

(b) Section 16 Officers and Directors may not engage in short-term trading. Accordingly, Section 16 Officers and Directors who purchase Accelerate securities may not sell any Accelerate securities of the same class for at least six months after the purchase.

(c) Team Members, including their spouses, minor children, other persons living in their household and entities over which they exercise control, are prohibited from engaging in the following transactions in Accelerate’s securities unless advance unanimous approval is obtained from the Compliance Committee:

(i) Short sales. Team Members may not sell Accelerate’s securities short;

(ii) Options trading. Team Members may not buy or sell puts or calls or other derivative securities on Accelerate’s securities;

(iii) Trading on margin. Team Members may not hold Accelerate securities in a margin account or pledge Accelerate securities as collateral for a loan; and

(iv) Hedging. Team Members may not enter into hedging or monetization transactions or similar arrangements with respect to Accelerate securities.

8. Violations of Insider Trading Laws

Penalties for trading on or communicating material non-public information can be severe, both for individuals involved in such unlawful conduct and their employers and supervisors, and may include jail terms, criminal fines, civil penalties and civil enforcement injunctions. Given the severity of the potential penalties, compliance with this Policy is absolutely mandatory.

(a) Legal Penalties. A person who violates insider trading laws by engaging in transactions in a company’s securities when he or she has material non-public information can be sentenced to a substantial jail term and required to pay a penalty of several times the amount of profits gained or losses avoided.

In addition, a person who tips others may also be liable for transactions by the tippees to whom he or she has disclosed material non-public information. Tippers can be subject to the same penalties and sanctions as the tippees, and the SEC has imposed large penalties even when the tipper did not profit from the transaction.

The SEC can also seek substantial penalties from any person who, at the time of an insider trading violation, “directly or indirectly controlled the person who committed such violation,” which would apply to Accelerate and/or management and supervisory personnel.

(b) Accelerate-imposed Penalties. Employees who violate this Policy may be subject to disciplinary action by Accelerate, including dismissal for cause. Any exceptions to the Policy, if permitted, may only be granted by unanimous approval of the Compliance Committee and must be provided before any activity contrary to the above requirements takes place.

9. Acknowledgment and Certification

All Team Members are required to sign the attached acknowledgment and certification.

ACKNOWLEDGMENT AND CERTIFICATION

The undersigned does hereby acknowledge receipt of Accelerate’s Insider Trading Policy. The undersigned has read and understands (or has had explained) such Policy and agrees to be governed by such Policy at all times in connection with the purchase and sale of securities and the confidentiality of non-public information.

(Signature)
(Please print name)
Date: